CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                     EXHIBIT 12
AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS



                                                                           Year Ended December 31,
                                                               ----------------------------------------------

                                                                                              (1)         (1)
                                                               2000       1999      1998      1997       1996
                                                               ----       ----      ----      ----       ----

      Earnings:
 A.       Net Income                                         $52,595     $51,881   $52,544   $55,086     $56,082
 B.       Federal Income Tax                                  35,598      28,144    28,627    26,237      31,068
                                                           ----------  ---------- --------- ---------  ----------
 C.       Earnings before Income Taxes                       $88,193     $80,025   $81,171   $81,323     $87,150
                                                           ==========  ========== ========= =========  ==========
 D.       Fixed Charges
               Interest on Mortgage Bonds                     11,342      13,057    14,225    14,237      15,112
               Interest on Other Long-Term Debt               12,864      11,094     8,890     8,860       8,505
               Other Interest (**)                             5,363       4,860     3,639     2,647       2,626
               Interest Portion of Rents                         962         993     1,004     1,020       1,094
               Amortization of Premium & Expense on Debt       1,170         993       924       906         940
                                                           ----------  ---------- --------- ---------  ----------
                          Total Fixed Charges                $31,701     $30,997   $28,682   $27,670     $28,277
                                                           ==========  ========== ========= =========  ==========

 E.       Total Earnings                                    $119,894    $111,022  $109,853  $108,993    $115,427
                                                           ==========  ========== ========= =========  ==========


      Preferred Dividend Requirements:
 F.       Allowance for Preferred Stock Dividends
                    Under IRC Sec 247                         $3,230      $3,230    $3,230    $3,230      $3,230
 G.       Less Allowable Dividend Deduction                     -127        -127      -127      -127        -127
                                                           ----------  ---------- --------- ---------  ----------
 H.       Net Subject to Gross-up                              3,103       3,103     3,103     3,103       3,103
 I.       Ratio of Earnings before Income
               Taxes to Net Income      (C/A)                  1.677       1.542     1.545     1.476       1.554
                                                           ----------  ---------- --------- ---------  ----------
 J.       Pref. Dividend  (Pre-tax)     (H x L)                5,204       4,785     4,794     4,580       4,822
 K.       Plus Allowable Dividend Deduction                      127         127       127       127         127
                                                           ----------  ---------- --------- ---------  ----------
 L.       Preferred Dividend Factor                            5,331       4,912     4,921     4,707       4,949
 M.       Fixed Charges    (D)                                31,701      30,997    28,682    27,670      28,277
                                                           ----------  ---------- --------- ---------  ----------
 N.       Total Fixed Charges and Preferred Dividends        $37,032     $35,909   $33,603   $32,377     $33,226
                                                           ==========  ========== ========= =========  ==========

 O.       Ratio of Earnings to Fixed Charges     (E/D)          3.78        3.58      3.83      3.94        4.08
                                                           ==========  ========== ========= =========  ==========
 P.       Ratio of Earnings to Fixed Charges and
          Preferred Dividends     (E/N)                         3.24        3.09      3.27      3.37        3.47
                                                           ==========  ========== ========= =========  ==========

(**) Other Interest=Other Int from I/S less Amort/Premium
(1) Restated to properly reflect the exclusion of AFUDC from fixed charges.